UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                                                  OMB APROVAL
                                                  OMB NUMBER:          3235-0104
                                                  Expires:    December 31, 2001
                                                  Estimated average burden
                                                  hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

 Morgan Stanley & Co. Incorporated
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     (Last)                         (First)                      (Middle)

 1585 Broadway
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                                   (Street)

 New York                             NY                              10036
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     (City)                         (State)                           (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

              2/7/00
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     UniHolding Corporation (UHLD)
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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 X  Form filed by More than One Reporting Person
----


             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security        2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                  Beneficially Owned          Form: Direct           Beneficial Ownership
                                 (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                             (I)(Instr. 5)
--------------------------------------------------------------------------------------------------------------
Common Stock                    428,309                          D(1)                        N/A





Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                                                                       (Over)
* If the form is filed by more than one reporting person, see Instruction                                            SEC 1473 (3-99)
   5(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative       2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)          and Expiration                 Securities Underlying      sion or       ship         of In-
                                  Date (Month/Day/ Year)         Derivative Security        Exercise      Form of      direct
                                  -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                  Date           Expira-       -------------------------    Derivative    ative        ficial
                                  Exer-          tion             Title           Amount    Security      Security:    Owner-
                                  cisable        Date                             or                      Direct       ship
                                                                                  Number                  (D) or      (Instr.
                                                                                  of                      Indirect     5)
                                                                                  Shares                  (I)
                                                                                                          (Instr.
                                                                                                          5)
-----------------------------------------------------------------------------------------------------------------------------------





Explanation of Responses:

(1) Morgan Stanley Dean Witter & Co. is the parent company of the reporting person and owns the reported securites indirectly.


MORGAN STANLEY & CO. INCORPORATED
MORGAN STANLEY DEAN WITTER & CO.

/s/ Dennine Bullard                                      February 12, 2001
----------------------------------                  ---------------------------
**Signature of Reporting Person                               Date

By: Dennine Bullard, Vice President
Morgan Stanley & Co. Incorporated
authorized Signatory for the
reporting persons.





**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form displays                                                   Page 2
a currently valid OMB Number.                                                                                        SEC 1473 (7-96)

